Exhibit 23.4

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of China Broadband Corp. on Form S-1 of our report dated March 25, 2002 on the Sichuan Huayu Big Sky Network Ltd. (the "Joint Venture") financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Joint Venture's ability to continue as a going concern), appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte Touche Tohmatsu

DELOITTE TOUCHE TOHMATSU

Hong Kong

April 11, 2002